                                                                    Exhibit 10.1


                             EMPLOYMENT AGREEMENT
                             --------------------

          THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 8, 2000 is entered into between Specialty Catalog Corp., a Delaware corporation (the "Employer" or the "Company") and Joseph Grabowski (the "Executive").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Company desires to employ the Executive and to be assured of his services on the terms and conditions hereinafter set forth; and

          WHEREAS, the Executive is willing to accept such employment on such terms and conditions.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Executive hereby agree as follows:

1.    Employment, Duties and Acceptance.

      a. Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2 below) as follows: (i) effective on the date hereof, as President and Chief Operating Officer of the Company until Executive becomes Chief Executive Officer in accordance with the following clause (ii); and (ii) effective on the earlier of (x) June 30, 2000 or (y) the resignation or termination of employment of the current Chief Executive Officer of the Company, without further actions or deeds, as the Chief Executive Officer of the Company, in each case subject to the supervision and direction of the Board of Directors of the Company. The Executive shall have such duties, responsibilities and authority as are customarily required of and given to a Chief Executive Officer and such other duties and responsibilities commensurate with such position as the Board of Directors of the Company ("Board") shall determine from time to time. Such duties, responsibilities and authority shall include, without limitation, responsibility for the management, operation, strategic direction, financial structure and overall conduct of the business of the Company. The Executive shall have the right to veto the hiring by the Company of any employees at the level of vice-president or higher. The Executive shall report directly to the Board.

      b. Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Employer faithfully and to the best of the Executive's ability, to devote all of the Executive's business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Employer's interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer of the Employer and of any subsidiary or affiliate of the Employer, without any compensation therefor other than that specified in this Agreement, if elected or appointed to any such position by the Board of Directors of the Employer, or of any subsidiary or affiliate, as the case may be. The Company agrees to maintain a Directors and Officer's Liability ("D&O") Policy in the face amount of $5,000,000, covering the Executive for the Term of this Agreement.

      c. Location. Executive shall be perform his duties primarily at the offices of the Employer in the South Easton/Boston, Massachusetts area, as the Board of Directors may determine, subject to reasonable travel requirements outside of this area on behalf of the Employer.

2.    Term of Employment.

      The term of this Agreement shall commence effective as of May 8, 2000 (the "Commencement Date") and terminate on May 7, 2002 (the "Initial Term"), subject to earlier termination pursuant to the provisions of Section 4 hereof. Notwithstanding the foregoing, upon the termination of the Initial Term, this Agreement shall automatically renew for successive one year periods unless either party gives the other written notice of its election not to renew at least 90 days before the expiration of the Initial Term or any renewal period. The Initial Term and any renewal period is collectively referred to as the "Term."

3.    Compensation; Benefits.

      a. Base Salary. The Company shall pay to the Executive for all services to be performed hereunder and performance of all of his obligations hereunder, including the Executive's compliance with the covenants contained herein, an annual salary of $300,000 ("Base Salary"), payable in accordance with the Company's normal salary payment schedule, as the same may be amended from time to time. Except as specifically provided herein, such salary shall be the Executive's total compensation and is inclusive of compensation received or receivable by the Executive in respect of any other office or employment in, or service to, the Company. The Base Salary may be increased but not decreased at any time by the Board of Directors in their sole discretion. The Board shall review the salary of the Executive and consider an appropriate increase in January 2001, and in each subsequent year during the Term.

      b. Incentive Compensation. In addition to the Base Salary described in Paragraph 3(a) above, if the Company meets certain targets described below, the Executive shall be entitled to receive, in cash, incentive compensation as described below.

         (i) Year 2000 Bonus. During the Company's fiscal year ending December 30, 2000 ("Year 2000"), the Executive shall be entitled to incentive compensation payment predicated upon the Company achieving both (i) EBITDA of $6.3 million and (ii) EPS of 53 cents, each in respect of Year 2000. The Executive shall earn incentive compensation payable hereunder in respect of Year 2000 equal to the percentage of his annual Base Salary (which shall not be prorated for purposes of determining incentive compensation) set forth in Exhibit 1, but only so long as the Company achieves EPS of 53 cents or more in respect of Year 2000.

         (ii) Year 2001 Bonus. During the Company's fiscal year ending December 29, 2001 (the "Year 2001"), Executive's entitlement to incentive compensation for any fiscal year of the Company shall be predicated upon the successful accomplishment of annual, business-related performance goals for the Company established by the Board of Directors of the Company in the Company's annual budget or plan, as approved by the Board of Directors of the Company (each such annual budget or plan being referred to, for the relevant year, as the "Plan"). For such year, the Executive shall earn incentive compensation equal to the percentage of Executive's annual Base Salary set forth in Exhibit 2. The incentive compensation payable hereunder in respect of any period constituting less than an entire fiscal year (a "Partial Year") shall be prorated for the Partial Year and determined in the manner set forth in Section 4(e)(v)(C) hereof.

         (iii) Certain Adjustments. In the event that the Company shall acquire one or more additional businesses during any year, the parties acknowledge that the Plan must be adjusted, either upward or downward, to set the formula so that the Executive may be compensated for improvements in performance after giving effect to the pertinent transaction. Similar adjustments shall be necessitated by one or more dispositions of businesses by the

               Company or other corporate events such as stock splits and stock dividends. Therefore, the Plan shall be appropriately adjusted, in light of the facts and circumstances of the particular situation, for acquisitions and dispositions by the Company of businesses or other corporate events that will have an effect on the calculation of EBITDA or EPS of the Company. In the event that the Executive and the Company shall dispute the computation of the calculation of the incentive compensation or appropriate adjustments to the Plan for acquisitions, dispositions or other corporate events, such dispute shall be resolved in the manner described in (iv) below.

         (iv) The determination of incentive compensation for any year during the Term shall be made by the accountants then auditing the books and records of the Company as soon as may be practicable after the end of such year but no later than ninety (90) days after such year end. Upon the determination of such incentive compensation, the accountants shall deliver a copy of such determination to the Company's Chief Financial Officer and the Executive and, unless either the Company or the Executive notifies the other party that it in good faith objects to such computation within ten (10) business days thereafter, such computation shall be binding and conclusive upon the Company and the Executive. In the event that a party objects to such computation, the Executive and the Company shall endeavor to resolve such dispute, but failing same, and on the request of either the Company or the Executive the dispute shall be submitted for resolution to a national accounting firm as the Company and the Executive may agree upon. The decision of such accounting firm shall be rendered within thirty (30) days and shall be final and binding on the parties. The fees and expenses of such accounting firm shall be borne one-half by the Executive and one-half by the Company. The incentive compensation shall be payable by the Company within thirty days after the determination of the amount thereof has become final and binding on the parties.

         (v)   For purposes of this Agreement:

               (A) "EBITDA" for any period shall mean the aggregate earnings of the Company, on a consolidated basis, for the relevant period, before interest, taxes, depreciation and amortization, all as determined in accordance with generally accepted accounting principles applied on a basis consistent with the manner in which such principles have heretofore been applied by the independent public accountants of the Corporation, except that: (i) gains and losses on
                                 ------
                    acquisitions and dispositions of capital assets outside the ordinary course of business shall not be taken into account;
                                                      ---
                    (ii) extraordinary items of income, gain, loss or expense (as so characterized by generally accepted accounting principles applied on a consistent basis) shall not be taken into account; except as may be described below; (iii) any expenses relating to the terminated transaction with Golub Associates, Inc., shall be taken into account; (iv) any expenses relating to salary, incentive compensation, relocation and other transaction expenses payable to the Executive shall be taken into account; and (v) any expenses (severance or otherwise) payable to the Company's current Chief Executive Officer in connection with his departure from the Company, to the extent accrued on the Company's financial statements as of March 31, 2000, shall be taken into account.

               (B) EPS for any period shall mean the Company's earnings per basic common share, on a consolidated fully-diluted basis, for the relevant period all as determined in accordance with generally accepted accounting principles applied on a basis consistent with the manner in which such principles have heretofore been applied by the independent public accountants of the Corporation, except that: (i) gains and losses on acquisitions and
                    ------
                    dispositions of capital assets outside the ordinary course of business shall not be taken into account; (ii)
                                      ---
                    extraordinary items of income, gain, loss or expense (as so characterized by generally accepted accounting principles applied on a consistent basis) shall not be taken into
                                                         ---
                    account, except as may be described below; (iii) any expenses relating to the terminated transaction with Golub Associates, Inc., shall be taken into account; (iv) any expenses relating to salary, incentive compensation, relocation and other transaction expenses payable to the Executive shall be taken into account; and (v) any expenses (severance or otherwise) payable to the Company's current Chief Executive Officer in connection with his departure from the Company, to the extent accrued on the Company's financial statements as of March 31, 2000, shall be taken into account.

               (C) After Year 2001, the Executive and the Company may mutually agree in writing to restructure the terms of Executive's incentive compensation entitlement hereunder.

   c. Vacation. The Executive shall be entitled to four (4) weeks paid vacation to be taken at such time or times as Executive and Employer may reasonably determine.

   d. Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, sick leave, group medical insurance or other so-called "fringe" benefit plans which the Employer provides to its employees generally, together with executive benefits for the Executive, as from time to time in effect for officers of the Employer generally, subject in all respects to the terms, conditions and qualifications of such plans. During the Term, a Company-owned computer will be installed in Executive's home and the Company shall pay for monthly Internet access with respect to such computer.

   e. Options. The Company shall grant to the Executive options to purchase 250,000 shares of common stock of the Company, at a price which shall equal the Fair Market Value (as defined in the Company's 2000 Stock Incentive Plan) of the shares on the Commencement Date. Such options shall be subject to the terms of the Company's 2000 Plan approved on April 11, 2000 by the Board of Directors and the standard form of stock option agreement to be used for employees under the 2000 Plan. The Executive shall be eligible for additional option grants under the Company's 2000 Stock Incentive Plan (or any successor plans) commensurate with his title and position with the Company. In addition, the Company has recommended to the Company's Option Committee (the "Option Committee") and the Option Committee has agreed that the Executive shall receive a grant of options to purchase 250,000 shares of common stock of the Company, at a price which shall equal the Fair Market Value (as defined in the applicable stock option plan) of the shares on the date of grant, at the first meeting of the Option Committee after the end of the first fiscal year of the Company in which the Company's gross revenues exceed $120,000,000. All options granted to the Executive shall, to the maximum extent permitted by law, be classified as incentive stock options. Such options shall vest in three equal installments as follows: on the first anniversary of the date of grant, on the second anniversary of the date of grant, and on the third anniversary of the date of grant. In the event that the Executive's employment is terminated by the Company without cause or by the Executive for Good Reason, any options that have not vested as of the date of such termination shall become immediately exercisable by the Executive on the termination date, and shall be exercisable for a period of five years after the termination date (or, if earlier, through the expiration date of such options). In the event of a corporate transaction described in
Section 18.1 of the 2000 Stock Incentive Plan, any options that have not vested shall become fully vested prior to the consummation of such transaction. In the event that the Executive's employment is terminated by reason of the Executive's death or disability (as such term is defined in Section 4(a) hereof), any options, upon vesting in accordance herewith, shall each be exercisable until the earlier of (i) 6:00 p.m., Boston time, on the fifth anniversary of the date of death or disability, (ii) the expiration date of such option or (iii) the occurrence of any other event under the terms of the relevant plan or option agreement that would accelerate the termination date of such option.

      In the event that the Executive's employment is terminated for "cause," any options shall be exercisable until the earlier of (i) 6:00 p.m., Boston time, on the thirtieth (30th ) day following the termination date and (ii) the expiration date of such option.

      f.    Relocation Expenses.

            (i) The Company shall reimburse the Executive for certain expenses which he actually and necessarily incurs in connection with relocating his personal residence from New York to the Boston area up, to a maximum of $150,000, as follows:

                     (A) for all direct moving expenses (as such terms are defined in Section 217 of the Internal Revenue
                              Code) and for reasonable brokerage commissions, if any, incurred in connection with the sale of Executive's home in New York; and

                     (B) for any State or Federal Income Tax incurred on the sale of the Executive's residence in New York (which taxes shall be equal to the Executive's taxable gain realized on such sale multiplied by the highest tax rate in effect under the Internal Revenue Code or applicable State tax law with respect to such income); and

                     (C) for temporary lodging and other miscellaneous expenses incurred prior to occupancy of his new residence but only until September 1, 2000.

            (ii) Such relocation expenses shall be reimbursed in accordance with the Company's reimbursement policies and guidelines.

            (iii) If the Executive is terminated for cause, or if the Executive voluntarily terminates the Agreement without Good Reason prior to expiration of the Initial Term, he shall repay the amounts paid to him or on his behalf by the Company under subparagraph (i) above as follows:


                     (A) if such termination occurs prior to the first
                         anniversary of the Commencement Date, 50% of reimbursed relocation expenses;

                     (B) if such termination occurs on or after the first
                         anniversary of the Commencement Date and prior to the eighteenth (18th) month after the Commencement Date, 25% of the reimbursed relocation expenses;

      g. Reimbursement of Business Expenses. During the Term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation satisfactory to the Company, the Executive shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Executive on behalf of the Company in connection with the performance of services under this Agreement.

      h. Life Insurance. The Company shall obtain and maintain in full force and effect at all times during the Term a term life insurance policy on the life of Executive, which will provide a death benefit to Executive's designee (or, if none, Executive's estate) of Five Hundred Thousand Dollars ($500,000.00).

     i. Legal Fees. The Company shall pay all reasonable attorneys' fees incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement, not to exceed $5,000.

     j. House Loan. The Company shall lend to Executive up to $150,000 for use by Executive in connection with the purchase of a house in the South Easton/Boston, Massachusetts area. Such loan, which shall be evidenced by Executive's promissory note, shall bear interest at the rate paid by the Company for borrowed money from its commercial lenders from time to time, which interest shall be payable quarterly. The principal amount, together with accrued and unpaid interest thereon, shall be payable on the earlier of the third anniversary date of the loan or the date which is thirty days after the date of termination of Executive's employment for any reason.

4. Termination. This Agreement shall terminate prior to the termination date set forth in Section 2 hereof upon the following terms and conditions:

     a. Death or Permanent Disability. If the Executive dies or becomes permanently disabled, this Agreement shall terminate effective at the end of the calendar month during which his death occurs or when his disability is deemed to have become permanent. If the Executive is unable to substantially perform all of his normal duties for the Company in the usual and customary fashion because of illness or incapacity (whether physical or mental) for 90 or more days (whether or not consecutive) out of any Three Hundred Sixty Five (365) consecutive days, his disability shall be deemed to have become permanent.

     b. Cause. If the Board of Directors of the Company vote to terminate the Executive's employment for cause, this Agreement shall terminate and the Executive shall be removed from office effective on the date specified by such directors. For purposes of this Agreement, termination of the Executive's employment shall be deemed for cause if such termination is the result of:

          (i) the Executive's misappropriation of the Company's funds or property, or fraud on the part of the Executive;

          (ii) the Executive's conviction of, or plea of guilty or no contest to, any felony under the laws of the United States or any State or political subdivision thereof;

          (iii) a knowing misrepresentation of a material fact made by the Executive to the Company's Board of Directors;

          (iv) a material breach of this Agreement by the Executive, provided that the Executive has first been given written notice describing such breach in reasonable detail, and within fifteen
                (15) days he has not remedied the same;

          (v) Executive uses illegal drugs or chronically abuses legal drugs or alcohol during business hours or conducts business under the undue influence of drugs or alcohol or his abuse of drugs or alcohol adversely affects his ability to perform his duties, which Executive shall not have cured after reasonable notice and a reasonable opportunity to cure;

          (vi) engaging in an act of sexual harassment or discrimination prohibited by the laws of the United States or a state in which the Company's offices are located or in which the Company conducts business which undermines or is detrimental to the Company, or any other conduct taken or omitted in bad faith which is significantly detrimental to the Company; or

         (vii) any other action or omission constituting gross negligence or willful misconduct by the Executive, in the performance of his duties hereunder.

      c. Good Reason Termination. The Executive may terminate his employment for "Good Reason" at any time during the Term by written notice to the Company given not more than fifteen (15) days after the occurrence of the event constituting "Good Reason." Such notice shall state an effective date no earlier than fifteen
(15) days after the date it is given. The Company shall have fifteen days (15) from the receipt of such notice within which to cure or dispute in good faith the reasons set forth in such notice. If not timely cured or disputed in good faith, termination by Executive of his employment for "Good Reason" shall be treated as termination by the Company without cause. For purposes hereof, "Good Reason" shall mean:

         (i) the assignment to Executive of any duties inconsistent with Executive's position (including status), authority or material responsibilities, or the removal of Executive's authority or material responsibilities;

         (ii) the failure by the Company to make any payment when due hereunder or to comply with any of the other material provisions of this Agreement;

         (iii) the sale of substantially all of the Company's assets or a "change of control" (as defined in the Company's 1996 Stock Incentive Plan, as amended) of the Company shall have occurred; and

         (iv) failure by the Company to obtain approval of the 2000 Stock Incentive Plan by its shareholders.

      d. Termination Without Cause. The Company may terminate the Executive's employment under this Agreement without "cause" (as defined above) at any time during the Term by ten (10) days' advance written notice to the Executive.

      e. Termination Payments, Etc. In the event that the Executive's employment terminates under the circumstances described herein, the Executive shall be entitled to receive, subject to applicable withholding taxes, the following amounts:

         (i) Upon a termination of employment due to the Executive's death pursuant to Section 4(a) hereof, the Executive's estate shall be entitled to such benefits as are provided pursuant to Section 3(d) hereof for a period of one year from the date of death or the period remaining in the Term, whichever ends sooner.

         (ii) Upon a termination of employment due to the Executive's permanent disability pursuant to Section 4(a) hereof, the Executive shall
               (A) receive the Base Salary for a period of one year from the date such permanent disability is determined pursuant to Section 4(a) hereof or the period remaining in the Term, whichever ends sooner, payable in accordance with Section 3(a) hereof (less any amounts of disability income paid to the Executive pursuant to any disability insurance policy maintained by the Company); and
               (B) be entitled to such other benefits as are provided pursuant to Sections 3(d) and (h) hereof for a period of one year from the date such permanent disability is determined pursuant to Section 4(a) hereof or the period remaining in the Term, whichever ends sooner.

         (iii) In addition to the amounts set forth in (i) and (ii) above, if the Executive's employment is terminated by reason of the Executive's death or disability during the term, Executive shall be entitled to payment of the sum of (i) any Base Salary through the date of termination, as well as any earned bonus for any calendar year or pro-rated portion of such year through the date of termination, that theretofore had not been paid and (ii) any other compensation earned through the date of termination but not yet paid or delivered to the Executive ("Accrued Obligations"), which shall be paid or made to the Executive or his estate or beneficiary, as applicable.

         (iv) Upon a termination of employment by the Company for "cause" pursuant to Section 4(b) hereof, the Executive shall receive only the Base Salary through the date of such termination, payable in accordance with Section 3(a) hereof.

         (v) Upon a termination of employment during the Term by the Company without cause or by the Executive for Good Reason, the Term shall terminate on the date of such termination and the Company's remaining obligations to the Executive shall be as follows: (A) Accrued Obligations; (B) payment to the Executive within thirty
               (30) days of the date of termination of a lump sum equal to the Executive's Base Salary for the remainder of the Term; and (C) any earned bonus for the pro-rated portion of the calendar year in which Executive's employment is terminated through the date of termination, to the extent and in the manner accrued on the Company's financial statements.

         (vi) Upon a voluntary termination of employment by the Executive for any reason other than Good Reason, the Executive shall only receive the Base Salary through the date of such termination, payable in accordance with Section 3(a) hereof.

      f. No Mitigation; Offset. In the event of any termination of employment under Sections 4(c) or 4(d) hereof, the Executive shall be under no obligation to seek other employment.

      g. Nature of Payments. Any amounts due under this Section 4 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

5.    Protection of Confidential Information; Non-Competition.

      a. Confidentiality. In view of the fact that the Executive's work for the Employer will bring the Executive into close contact with confidential affairs, information and plans for future developments of the Employer not readily available to the public, as well as access to certain trade secrets pertaining to the business of the Employer, all of which Executive acknowledges are proprietary to and the exclusive property of the Company, the Executive agrees:

         (i) To keep and retain in the strictest confidence all confidential matters of the Employer, including, without limitation, "know how", trade secrets, unpatented inventions, technology, software, clinical trials, test results, policies, operational methods, technical processes, formulae, inventions, research projects, evaluations, reports, business plans, financial information, customer lists, suppliers and other business affairs of the Employer, learned by the Executive including, but not limited to all information relating to functional imaging as a medical industrial commercial or commercial diagnostic or investigational tool and any confidential information concerning any of the financial arrangements, financial positions, competitive status, customer or suppliers matters, internal organizational matters, technical capabilities, or other business affairs of or relating to the Company (collectively, "Confidential Information") known to or learned by the Executive hereafter and, except to the minimum extent required by law or legal process, and not to disclose or use such Confidential Information to or for the benefit of anyone other than Executive's, consultants and representatives of the Company on a "need to know" basis, either during or after termination of the Executive's employment with the Company, for any reason, except in the course of performing the Executive's duties hereunder or with the Company's express written consent; and

          (ii) To deliver promptly to the Company on termination of the Executive's employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents, and all copies thereof, including computer programs, discs, software, firmware, etc., relating to the Company's business, operations and financial condition, and all property associated therewith, which the Executive may then possess or have under the Executive's control.

     b.   Covenants Not to Compete.

          (i) Executive covenants to and with Company that during employment by Company and for one year following the termination of employment, for any reason, Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, or co-partner, or in any other individual or representative capacity:

                    (A) engage in or carry on any business which is in competition with the business now or hereinafter conducted by the Company during the Term ("Business") in the Territory (as hereinafter defined), provided, however, that such covenant not to compete shall not apply solely in the event that the Company defaults in making any payment required to be paid to Executive hereunder which amount is not paid or disputed in good faith by the Company within fifteen (15) days after notice of non-payment is given by the Executive. Nothing contained in this Section 5, whether express or implied, shall prevent the Executive from being a holder of two percent (2%) or less for the purposes of passive investment only of marketable securities then being quoted on a recognized national stock exchange or traded on the National Market System of the NASDAQ. Notwithstanding anything to the contrary contained in this Section 5, nothing contained in this Section 5 is intended, nor shall be deemed, to restrict the Executive from using his free time to continue or otherwise engage in charitable and other not for profit professional activities. "Territory" shall mean the United States of America, the United Kingdom, or any place else worldwide in which any aspect of the Business is then conducted;

                    (B) solicit any past, present, or other customers during the Term, of the Company or its affiliates ("Customers") for business in any way relating to any aspect of the Business;

                    (C) request, directly or indirectly, that any Customers or other persons sharing a business relationship with the Company or any of its affiliates, curtail or cancel their business with the Company or any of its affiliates, or otherwise take action which might be to the disadvantage of the Company or any of its affiliates; or

                    (D) induce or actively attempt to influence any other employee or consultant of the Company or any of its affiliates to terminate such other employee's or consultant's employment or consultancy with the Company or any of its affiliates.

          (ii) If the Executive violates any of the restrictions contained in Section 5(a) hereof, the restrictive period provided for in such Section shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the Executive to the satisfaction of the Company.

          (iii) The Executive acknowledges that the foregoing restrictions are reasonable under the circumstances of his employment and the Business and will not prevent him from earning a living.

     c. Remedies. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5(a) or 5(b) hereof, the Employer shall have the following rights and remedies:

          (i) Executive understands and agrees that Company shall suffer irreparable harm in the event that Executive breaches any of Executive's obligations under Sections 5(a) and 5(b) of this Agreement and that monetary damages shall be inadequate to compensate Company for such breach. Accordingly, Executive agrees that, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach by Executive.

          (ii) The Company shall be entitled to seek all other monetary damages to which it is entitled under the law in connection with any transactions constituting a breach of any of the provisions of Sections 5(a) or 5(b). Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity.

          (iii) If any of the covenants contained in Sections 5(a) or 5(b), or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions, to the maximum extent possible to carry out the intent of the parties.

          (iv) If any of the covenants contained in Sections 5(a) or 5(b), or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

          (v) In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5(a) and 5(b) or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Employer, all expenses (including reasonable attorneys' fees) of the Employer in such action, suit or other proceeding shall (on demand of the Employer) be paid by the Executive. In the event the Employer fails to obtain a judgment for money damages or an injunction in favor of the Employer, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Employer.

     d. Representation of Executive. The Executive represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including, but not limited to agreements related to previous employment containing confidentiality or non-compete covenants, which in the future may have a possibility of adversely affecting the business of the Company or the performance by the Executive of his duties under this Agreement.

6.   Inventions and Patents.

     a. Covered Inventions. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, of any type nature, description or purpose, the extent that same relate to the Business, whether patentable or not, conceived, developed, invented or made or improved by him prior to or during the Term, (collectively, "Covered Inventions"), whether during or outside normal business hours, whether or not on the Company's premises, whether or not requested or financed by the Company, shall immediately be communicated by the Executive to the Company and shall belong to the Company. The Executive shall further (a) promptly disclose such Covered Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Covered Inventions for the United States and foreign countries; and (c) sign all papers necessary to carry out the foregoing. If any Covered Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within one (1) year after the termination of the Executive's engagement, it is to be presumed that the Invention was conceived or made during the Term.

     b. Execution of Documents. The Executive shall at any time, whether during or after the term of this Agreement, at the request of the Company, execute all documents and do all acts and things as the Company may reasonably request in connection with the obtaining of Patents in the United States of America or elsewhere for Covered Inventions on behalf of the Company.

7.   Intellectual Property.

     The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all inventions materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create during the Term related to the Business, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever. The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.   Indemnification.

     The Company hereby undertakes and agrees to indemnify and hold Executive harmless, to the fullest extent permitted under applicable law, from, against and in respect of any and all loss, liability, cost, expense or damage (and any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing) suffered or incurred by Executive arising out of in connection with(a) his performance of his duties with or for the Company,
(b) his holding any office, title or capacity with the Company at any time, or
(c) by reason of any act or omission of the Company; provided that Executive did not act in bad faith or in a manner he reasonably believed to be opposed to the best interests of the Company.

9.   General.

     a. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission with confirmation, overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Employer, to:                 If to the Employee, to:
Specialty Catalog Corp.                 Joseph Grabowski
21 Bristol Drive                        c/o Specialty Catalog Corp.
South Easton, MA 02375                  21 Bristol Drive
Att'n: Thomas McCain, CFO               South Easton, MA 02375
Fax: 508-238-5694                       Fax: 508-238-5694
With a copy to:                         With a copy to:
Kane Kessler, P.C.
1350 Avenue of the Americas             James J. Coster, Esq.
New York, New York 10019                Satterlee Stephens Burke & Burke LLP
Att'n:  Jeffrey S. Tullman, Esq.        230 Park Avenue
     Fax: 212-245-3009                  New York, New York 10169
                                        Tel: 212 818-9200
                                        Fax: 212 818-9606

     b. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware.

     c. Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     d. Entire Agreement. This Agreement may be executed by facsimile signatures in one or more counterparts, each of which shall be deemed an original. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     e. Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of its business or assets, except as would result in a change in control of the Company; and the obligations of the parties hereunder shall be binding on their successors, heirs or assigns.

     f. Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     g. Survival. The provisions of Paragraphs 5, 6, 7 and 8 shall survive the expiration or termination of this Agreement for any reason, and shall remain in full force and effect.

     In Witness Whereof, the parties have executed this Employment Agreement as of the date first above written.


                                        Specialty Catalog Corp.

                                        By: /s/ Martin E. Franklin
                                           -----------------------
                                        Name: Martin E. Franklin
                                        Title:   Director


                                        The Executive:

                                        /s/ Joseph Grabowski
                                        --------------------
                                        Joseph Grabowski

                                   EXHIBIT 1
                                   ---------

                       Year 2000 Incentive Compensation


     For Year 2000 incentive compensation shall be determined as follows:

                                                Percentage Of Annual Base Salary To Be
Year 2000 EBITDA                                Awarded As Incentive Compensation
----------------                                ---------------------------------
      $6.3 million to $6.7 million                    25.0%                   (Resulting in a bonus of
                                                                              $75,000)
      $6.8 million                                    30.0%                   (Resulting in a bonus of
                                                                              $90,000)
      $6.9 million                                    35.0%                   (Resulting in a bonus of
                                                                              $105,000)
      $7.0 million                                    40.0%                   (Resulting in a bonus of
                                                                              $120,000)
      $7.1 million                                    45.0%                   (Resulting in a bonus of
                                                                              $135,000)
      $7.2 million or greater                         50.0%                   (Resulting in a bonus of
                                                                              $150,000)
      $7.2 million to $8.0 million                    75.0%                   (Resulting in a bonus of
                                                                              $225,000)
      $8.0 million or over                           100.0%                   (Resulting in a bonus of
                                                                              $300,000)

     In the event that the Company's EBITDA is greater than $6.7 million but falls between any of the amounts set forth in the left column, then the percentage of annual Base Salary to be awarded as an incentive compensation shall be prorated between the immediately lower and immediately higher entries in the right column. For example, if EBITDA is exactly $6.85 million, or halfway between $6.8 million and $6.9 million in the left column, then the incentive compensation would be exactly halfway between the corresponding percentages in the right column, or 32.5% of annual Base Salary.

                                   EXHIBIT 2
                                   ---------

                       Year 2001 Incentive Compensation

     For periods commencing Year 2001

Corporation's Actual EBITDA                   Percentage Of Base Salary To Be
As A Percentage of Plan EBITDA                Awarded As Incentive Compensation
------------------------------                ---------------------------------
       90%                                               10.0%
      100%                                               25.0%
      110%                                               50.0%
      120%                                               75.0%
      130% and above                                    100.0%

          In the event that the Company's actual EBITDA as a percentage of Plan EBITDA is greater than 90% but falls between any of the percentages set forth in the left column, then the percentage of Base Salary to be awarded as incentive compensation shall be prorated between the immediately lower and immediately higher entries in the right column. For example, if actual EBITDA is exactly 95% of Plan EBITDA, or halfway between 90% and 100% in the left column, then the incentive compensation would be exactly halfway between the corresponding percentages in the right column, or 17.5% of Base Salary.